Consulting Agreement

This agreement dated August 2, 2017 serves as the consulting agreement by and between Quest Solutions Inc. and / or any of its subsidiaries (the “Company” or “QUEST”) and Mr. Carlos J Nissensohn and/or any entity under his control, (the “Consultant” or “Nissensohn”) pursuant to which the Consultant shall provide the Company and its controlled entities with certain business development, managerial and financial services in accordance with the terms and conditions of this agreement.

WHEREAS, Consultant has experience in advising companies with respect to their operations and in assisting companies through the process of procuring capital and other aspects of being a public company.

WHEREAS, the Company desires to retain the services of Consultant.

NOW, THEREFORE, in consideration of the premises and conditions set forth herein, the receipt and sufficiency of which are hereby acknowledged, the company and the Consultant hereby agree as follows:

1. Title and Scope of Consultant’s services. Pursuant to this Agreement, the Consultant is appointed as a financial and managerial consultant and will be involved with assisting the CEO in: (i) developing the QUEST(“QUEST”) business in the US, Israel, Europe and as requested by the CEO (ii) studying the cost structure and recommend measures to improve efficiency and cost savings, (iii) assisting the Company in structuring a credit facility or raising new debt financing for QUEST and/or its subsidiaries (iv) monitoring the up listing of QUEST to a national market (v) The initiation and consummation of certain mergers and/or, acquisitions (vi) supervising QUEST IR activities as well as other financial activities of QUEST as shall be reasonably required by QUEST (the “Services”). Consultant shall not be involved in soliciting any investors or taking any other action which may require his registration with the U.S. Securities Exchange Commission. Consultant will devote at least 80% of his working time to the Services.

2. Consideration and payment terms. In consideration for the Services, Consultant shall be entitled to receive the following fees:

a. Professional monthly fee: a monthly fee of $15,000 and a one time signatory fee of 600,000 restricted shares.

b. Options: 1,500,000 options to buy shares at the closing price as of the day prior to the day approved by the Board of Directors.

c. Debt Financing fee: In case the Company procures debt financing during the term of this agreement, without any equity component, theConsultant shall be entitled to 3% of the gross funds raised, however if the Company is required to pay a success fee to another external entity, the Consultant shall be entitled to only 2% of the gross funds raised. In case of any financing raised with an equity component, during the term of this agreement the consultant shall be entitled to a success fee in the amount TBD by the Company’s Board of Directors once the funds are actually raised by QUEST or its subsidiaries (“Transaction”). The right to receive the fee will remain in force with respect to any such Transaction closed by the Company during the term of the agreement and 24 months thereafter (the “1st period”). In the event that the funds were raised by the Company in such a Transaction closed as set forth above within 24 months after the “1st period” then the Consultant shall be entitled to a reduced success fees equal to 67% of the defined fee.

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d. Warrants. In addition to the above, in the event of a Transaction resulting in gross proceeds of at least $3,000,000 to the Company within 24 months of the date hereof, The Consultant shall further be entitled to certain warrants to be granted by QUEST which upon their exercise pursuant to their terms Consultant shall be entitled to receive QUEST shares which represent 3% of the QUEST issued share capital immediately prior to the consummation of such investment. The warrants will carry an exercise price per warrant/share representing 100%of the closing price per share as closed in the Transaction. This section and the issue of the warrant by QUEST are subject to the approval of the board of directors of QUEST. However, if the board does not approve the issuance of warrants; the Consultant will be entitled to a fee with the equivalent value based on a Black Scholes valuation.

e. 1st Day trading. In addition to the above, in the event the Consultant shall assist to plan and monitor the listing or offering of securities by the Company or any subsidiary thereof in the NASDAQ/NYSE mkt Stock Exchanges and such a listing shall be consummated or their controlled entity within [24] months as of the date hereof, The Consultant will be entitled to a $ 50,000 onetime payment which shall be paid on the 1st day that the QUEST shares become traded in the NASDAQ/NYSE mkt.

f. M&A. In addition to the aforementioned in sections 2a, 2b, and 2cabove, in the event that Company shall close any M&A transaction with a third party target, the Consultant shall be entitled to a success fee in the amount equal to 3% of the total transaction price, in any combination of cash and shares that will be determined by QUEST.

3. Payments. Payments of all fees shall be made against receipt of lawful invoice. Payment according to section (a) above shall be made until the 3rd of each calendar month for the Services rendered in the previous month. All other payments shall be made within 7 days as of receipt of payment by the Company.

4. Expenses. The Consultant overseas Flights and accommodations shall be preapproved by QUEST and based on such approval will be fully covered by QUEST and/or QUEST. Any additional related expenses shall be preapproved by QUEST and will be covered accordingly. Other than as set above, Each Party shall bear and pay its own expenses whatsoever, related to the execution of this Agreement

5. Confidential and Proprietary Information. All information supplied to between the parties shall be considered of confidential nature. Neither party shall disclose any such information to any other person without the prior written consent of the other party, save for information to be released based on a legal requirement. Every party shall take reasonable precautions to prevent unauthorized disclosure of such information during the term of this Agreement and for a period of 3 year thereafter. Either party agrees, upon termination of this Agreement by either party, to promptly return all such Confidential Information contained in any form to the other party. This letter of confirmation and agreement shall be subject to confidentiality obligation as set herein. The Consultant hereby grants, transfers and assigns to the Company all of its rights, title and interest, if any, in any and all materials and/or work or products, in all forms or formats and the copyrights and patent rights thereto, including documentation, literary work, audiovisual work and any other work of authorship, hereafter expressed, made or conceived in the scope of this engagement.

6. Parties’ relations. In performing the Services, nothing in this Agreement shall be construed to create the relationship of employer-employee either expressed or implied. Further, the relationship between the Parties is that of an independent contract, Consultant being an independent contractor, free from interference or control by the Company in the performance of Services, subject only to the terms of this Agreement

7. Reports. Unless otherwise mutually agreed with the Consultant, the Consultant will report on a regular and on - going basis directly to Mr. Shai Lustgarten CEO of QUEST

8. Term. This Agreement shall enter into effect as of July 17th 2017 and will be in force for 24 months or until terminated by either party as set in section 9 hereunder.

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9. Termination. During the first 12 months, the Consultant can terminate the Agreement, without cause subject to 90 day notice. After first 12 months each party may terminate this agreement, without cause and at its convenient, subject to a 90 days’ prior notice to the other. However, all rights described in paragraph 2b, 2c, 2d, 2e and 2f, will remain valid as defined even if the agreement is terminated.

10. Miscellaneous. (i) Except as set forth herein, either party shall not assign its obligations without the prior written consent of the other, save if such assignment or transfer is made to a company under its Consultant control (ii) This Agreement shall be interpreted and enforced in accordance with the laws of the state of New York (iii) This Agreement and the agreements referenced herein represent the sole and entire agreement between the parties and supersede and terminate any and all prior agreements, negotiations, and discussions between the parties or their respective counsel with respect to the subject matters covered in this Agreement. This Agreement may be modified only in writing and signed by both parties (iv) Notices - All notices provided for hereunder shall be deemed accepted 7 business days after mailed by first-class mail, postage pre-paid, or hand delivered, addressed to the persons and at the address set in the preamble to this Agreement

Quest Solutions Inc.

Signature: /s/ Shai Lustgarten

I hereby confirm the above engagement on the terms set out above.

Carlos J. Nissensohn

The Consultant

Signature: /s/ Carlos Nissensohn